CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A, No. 2-85229) of our report dated December 14, 2007, on the financial statements and financial highlights of Lehman Brothers High Income Bond Fund (formerly, Neuberger Berman High Income Bond Fund) (one of the series of Lehman Brothers Income Funds, formerly, Neuberger Berman Income Funds) included in the October 31, 2007 Annual Report to Shareholders of Lehman Brothers Income Funds.


                                                 /s/ Ernst & Young LLP


Boston, Massachusetts
March 13, 2008